Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts: Scott A. Everson	Randall M. Greenwood
President and CEO	Senior Vice President, CFO and Treasurer
(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:    11:00 a.m. October 28, 2021

United Bancorp, Inc. Reports Third Quarter Earnings Up 39% and Record Nine Month Earnings!

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.50 for the three months ended September 30, 2021, an increase of $0.14 per share, or 39%, over the previous year. For the first nine months of the current year, UBCP reported diluted earnings per share of $1.21, an increase of 30%, and net income of $6,995,000, an increase of 32%, over the previous year, which are record levels for the Company.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “Even though our economy continues on its road to full recovery from the impact of the events that have occurred over the course of the past year and a half, we are extremely pleased to report on our earnings performance for the third quarter and first nine months of 2021. For the quarter ending September 30, 2021, our Company achieved net income of $2,902,000 and diluted earnings per share of $0.50, which was an increase of $843,000, or 41%, and $0.14, or 39%, respectively over the previous year. For the nine months ended September 30, 2021, our Company produced net income of $6,995,000 and diluted earnings per share of $1.21, which was a respective increase of $1,682,000, or 32%, and $0.28, or 30%, over the previous year. We are exceedingly proud to report these earnings levels, which reflect record performance for our Company for the quarter and the first nine months. Our Company achieved this level of earnings performance even though we only saw marginal growth in our loans outstanding and a fairly substantial decline in our securities portfolio balance. As of September 30, 2021, gross loans were $462.1 million, which was an increase of $18.8 million, or 4.3%, over the previous year. In addition, securities and other restricted stock was $139.2 million, which was a decrease of $23.3 million, or 14.3%, from the previous year. The marginal growth of our loan portfolio is highly reflective of the limited lending opportunities with which our industry is confronted due to the lingering effect of and economic challenges created by the COVID-19 pandemic. With that stated… our loan growth is in-line with (or, even above) the average loan growth achieved by our peer. The decline in our securities and other restricted stock is primarily related to some calls and prepayments on various securities that we hold within our investment portfolio along with the sale of approximately $32.0 million in agency and municipal investment securities, which produced significant gains for our Company in the first three quarters of last year. We firmly believe that taking advantage of gain opportunities in our securities portfolio last year was a prudent action to take under the uncertain circumstances in which we operated, which helped to fortify our loan loss reserve and protect our bottom line net income during this most uncertain time. In the most recently ended quarter, we preemptively harvested some additional gains within our securities portfolio to take advantage of the opportunity still available and to better prepare for the potential of rising rates in the near term. Considering our marginal loan growth and the decline in our securities and other restricted stock (along with declining rates that we have experienced within the past eighteen months), our level of both interest income and loan fees generated in the current year have declined from the levels earned the previous year. As of September 30, 2021, total interest income, including loan fees, was down $2.40 million, or 11.5%, from the previous year. We are optimistic that as our economy starts to more fully recover and as rates potentially rise in the near term, we will have better opportunities to leverage our securities portfolio more in-line with our previous level and ramp-up our loan production to levels at which we are more historically accustomed; therefore, increasing our level of higher yielding earning assets and generating more interest and loan fee income.”

Greenwood continued, “As we have previously disclosed, our Company was properly positioned from a liability-sensitivity perspective to benefit from the rapid decline in interest rates last year. Even though we saw a significant inflow of retail funding over the course of the past eighteen months, we were able to lower our interest expense levels to help mitigate the decline in the level of net interest income that our Company achieved in this highly volatile environment. As of September 30, 2021, total deposits increased $31.7 million or 5.5%. We saw low cost retail funding, consisting of demand and savings balances, increase by $57.6 million, or 11.8%, while our higher-cost time deposit balances declined by $26.0 million or 29.0%. Even with the overall increase in our total deposits, we were able to reduce total interest expense by $2.0 million, or 48.8%, for the first nine months of the current year as compared to last year. While we were able to substantially reduce total interest expense, our Company still experienced an overall decrease in the level of net interest income that it realized of $425,000, which is a decline of 2.5% from the first nine months of the previous year. Even with this decline in our net interest income, our net interest margin only decreased by one basis point (1bp) on a year-over-year basis to a level of 3.57%, which compares very favorably to peer. We are optimistic that our Company will achieve higher levels of net interest income, as previously mentioned, as our economy more fully recovers; potentially in the near term.”

Lastly, Greenwood stated, “We have successfully maintained overall strength and stability within our loan portfolio over the course of the pandemic and this trend continues for our Company. We have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans and loans past due 30 plus days, which were $3.1 million, or 0.67% of total loans as of September 30, 2021, compared to $1.7 million, or 0.37%, the previous year. This slight increase in the current year is attributed to one hospitality-related loan that went on non-accrual status during the first quarter of this year with a balance of approximately $2.5 million for which we allocated a portion to specific reserves. We are very happy to report that this loan paid off after the end of the most recently ended quarter and will not be in our totals next quarter. With the exception of this one-off situation, our overall nonaccrual loans and loans past due 30 plus days have declined over the course of the past twelve months. Further, net loans charged off for the nine months ended September 30, 2021, excluding overdrafts, was $91,000, or 0.03% annualized. Giving strong consideration to our overall solid credit quality-related metrics and the improving economy, our Company had credit reserve releases of $400,000 during the third quarter of 2021. Even with this aforementioned release, our total allowance for loan losses to total loans was 0.89% as of the most recently ended quarter. At this level, our total allowance for loan losses to nonaccrual loans was a solid 143.7%. Barring any other credits deteriorating in the current quarter, our coverage ratio should be even stronger next quarter-end with the recent, post-third quarter end payoff of the hospitality-related loan that was previously mentioned.” Greenwood concluded, “Our Company continues to be very well capitalized with equity to assets as of the most recent quarter end of 9.59% and total shareholders’ equity of $70.1 million, an increase of $3.4 million, or 5.0%, over the previous year.”

Scott A. Everson, President and CEO stated, “As our Company continues to operate within an unsettled economic environment, I am extremely proud of the record level of earnings that our Company achieved for the third quarter and over the course of the first nine months of 2021. Even though we achieved record earnings performance, our Company’s growth in quality, higher-yielding assets has been restrained by the ongoing uncertainty that permeates our economy. With this challenge, we continue to experience limited growth in in our loans outstanding and declines in our securities portfolio—- as well as, a substantial build-up of our cash balances at the Federal Reserve Bank (FRB) due to the inflow of stimulus-related, retail-based funding that came onto our balance sheet over the course of the past eighteen months and continues to largely remain. This dynamic has led to a marginal year-over-year decline in our net interest income. Even with this decline, our net interest margin has remained relatively stable on a year-over-year basis as of September 30, 2021.    With this reality, we are exceedingly happy to be performing at a high level and achieving an annualized return on assets of 1.31% and return on equity of 13.31% for the first nine months of the current year.” Everson continued, “We continue to be relieved to see the ongoing recovery of our economy; albeit, at a slower rate than anticipated during the most recently ended quarter due to a few set-backs that impacted our recovery relative to the first two quarters of this year. Although things remain somewhat uncertain relating to our economy, we are optimistic that the recovery thereof will continue and allow us to leverage some of our lower-yielding, highly liquid overnight investments into higher-yielding, quality loan and securities investments in the coming quarters. Achieving this should stabilize and improve the level of interest income that we generate and our overall “core” earnings. On a “non-core” basis, we anticipate being able to continue releasing tranches of our allowance for loan losses in future periods if our credit quality remains sound. Quite simply, the loan loss reserve build-up that occurred last year due to the risks posed by the onset of the pandemic and ensuing economic slow-down have, so far, not led to deterioration of our credit quality nor an increase in loan-related losses. Such action should further enhance our bottom line performance.”

Everson continued, “As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them at a high level by growing their value and paying an attractive cash dividend. Accordingly, we remained focused on being an efficient, productive and profitable company that is well capitalized. In these areas, our shareholders have been nicely rewarded with a year-over-year increase in the cash dividends paid of $0.1075, or 25.0%, (inclusive of a special cash dividend of $0.10 paid in the first quarter of this year), and a market value increase of $1.74, or 13.85%, to a level of $14.30 as of September 30, 2021.” Everson concluded, “These past eighteen months have been very challenging ones for our Company. But, I firmly believe that these challenges have made us a more fundamentally sound company with a focus on the potential of the future. Focusing internally, we have improved many of our processes over the course of the past year, which has led to (or, will lead to) various efficiency gains and optimization of our delivery. We have eliminated unnecessary expenses while spending money on our technological infrastructure, so that we can more effectively compete within our industry by delivering our services in a manner that is demanded by the markets that we proudly serve. Relating to cost containment, this year we have closed our Loan Production Office in Wheeling, West Virginia. In addition, we just recently effected the closure of our Dillonvale, Ohio banking center, which was consolidated into two other banking centers located within close proximity of this market. Each of these events have had minimal customer impact and will create cost savings that we anticipate seeing more fully in the coming year. Although the pandemic and related economic slowdown took us off our course of growth, we still have our sights set on becoming a $1.0 billion community banking organization in order to be at a scale to achieve additional operating efficiencies, greater profitability and, most importantly, a higher market capitalization—- which will lead to more opportunities for our Company. We can only realize this vision by having robust organic growth and capitalizing on acquisition-related opportunities for which our Company is strongly positioned at present. With the current rebound that our economy is experiencing, we firmly believe that we will have quality chances in each of these areas on which our Company can capitalize. Accordingly, we are truly excited about our future.”

As of September 30, 2021, United Bancorp, Inc. has total assets of $730.4 million and total shareholders’ equity of $70.1 million. Through its single bank charter, Unified Bank, the Company currently has nineteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (“UBCP”)

For the Three Months Ended September 30,

			%	$
	2021	2020	Change	Change
Earnings
Interest income on loans	$4,819,022	$5,065,516	-4.87%	$(246,494)
Loan fees	351,871	312,763	12.50%	$39,108
Interest income on securities	1,063,026	1,312,757	-19.02%	$(249,731)

Total interest income	6,233,919	6,691,036	-6.83%	$(457,117)
Total interest expense	628,971	947,279	-33.60%	$(318,308)

Net interest income	5,604,948	5,743,757	-2.42%	$(138,809)
(Credit) Provision for loan losses	(400,000)	1,333,000	-130.01%	$(1,733,000)
Net interest income after provision for loan losses	6,004,948	4,410,757	36.14%	$1,594,191
Service charges on deposit accounts	721,157	645,024	11.80%	$76,133
Net realized gains on sale of available-for-sale securities	1,250,080	1,343,250	-6.94%	$(93,170)
Net realized gains on sale of loans	54,061	46,645	15.90%	$7,416
Other noninterest income	261,398	304,842	-14.25%	$(43,444)

Total noninterest income	2,286,696	2,339,761	-2.27%	$(53,065)
Total noninterest expense	4,941,273	4,491,275	10.02%	$449,998
Earnings before taxes	3,350,371	2,259,243	48.30%	$1,091,128
Income tax expense	448,149	200,214	123.83%	$247,935

Net income	$2,902,222	$2,059,029	40.95%	$843,193
Per share
Earnings per common share—Basic	$0.50	$0.36	38.89%
Earnings per common share—Diluted	0.50	0.36	38.89%
Cash Dividends paid	0.1475	0.1425	3.51%
Annualized yield based on quarter end close	4.13%	4.53%	N/A
Shares Outstanding
Average—Basic	5,478,496	5,467,523	—
Average—Diluted	5,478,496	5,467,523	—
Common stock, shares issued	6,056,351	5,976,351	—
Shares used for Book Value Computation	5,966,758	5,860,848
Shares held as treasury stock	79,593	79,593	—

	For the Nine Months Ended September 30,		%	$
	2021	2020	Change	Change
Earnings
Interest income on loans	$14,265,106	$15,557,582	-8.31%	$(1,292,476)
Loan fees	909,760	1,087,865	-16.37%	$(178,105)
Interest income on securities	3,379,822	4,314,065	-21.66%	$(934,243)

Total interest income	18,554,688	20,959,512	-11.47%	$(2,404,824)
Total interest expense	2,080,095	4,059,581	-48.76%	$(1,979,486)

Net interest income	16,474,593	16,899,931	-2.52%	$(425,338)
(Credit) Provision for loan losses	(855,000)	3,304,000	-125.88%	$(4,159,000)
Net interest income after provision for loan losses	17,329,593	13,595,931	27.46%	$3,733,662
Service charges on deposit accounts	2,121,637	1,974,883	7.43%	$146,754
Net realized gains on sale of available-for-sale securities	1,250,080	2,593,613	N/A	$(1,343,533)
Net realized gains on sale of loans	218,388	93,015	134.79%	$125,373
Other noninterest income	765,002	878,163	-12.89%	$(113,161)

Total noninterest income	4,355,107	5,539,674	-21.38%	$(1,184,567)
Total noninterest expense	13,940,551	13,480,125	3.42%	$460,426
Earnings before income taxes	7,744,149	5,655,480	36.93%	$2,088,669
Income tax expense	749,277	342,389	118.84%	$406,888

Net income	$6,994,872	$5,313,091	31.65%	$1,681,781
Per share
Earnings per common share—Basic	$1.21	$0.93	30.11%
Earnings per common share—Diluted	1.21	0.93	30.11%
Cash dividends paid	0.5350	0.4275	25.15%
Shares Outstanding
Average—Basic	5,476,359	5,465,854	—
Average—Diluted	5,476,359	5,465,854	—
At quarter end
Total assets	$730,382,242	$692,521,286	5.47%	$37,860,956
Total assets (average)	710,861,000	692,446,000	2.66%	$18,415,000
Other real estate and repossessions	415,270	746,450	-44.37%	$(331,180)
Gross loans	462,118,971	443,276,115	4.25%	$18,842,856
Allowance for loan losses	4,122,787	5,228,387	-21.15%	$(1,105,600)

Net loans	457,996,184	438,047,728	4.55%	$19,948,456
Net loans (charge offs)	(90,653)	(265,710)	-65.88%	$175,057
Net overdrafts (charge offs)	(44,354)	(41,021)	8.13%	$(3,333)

Total net (charge offs)	(135,007)	(306,731)	-55.99%	$171,724
Non-accrual loans	2,869,785	1,544,306	85.83%	$1,325,479
Loans past due 30+ days (excludes non accrual loans)	221,853	116,810	89.93%	$105,043
Average loans	450,561,000	445,934,000	1.04%	$4,627,000
Cash and due from Federal Reserve Bank	91,407,053	50,936,353	79.45%	$40,470,700
Average cash and due from Federal Reserve Bank	87,717,000	28,747,000	205.13%	$58,970,000
Securities and other required stock	139,244,267	162,495,967	-14.31%	$(23,251,700)
Average securities and other required stock	129,537,000	179,560,000	-27.86%	$(50,023,000)
Average total deposits	598,115,000	571,250,000	4.70%	$26,865,000
Total deposits	608,508,347	576,856,068	5.49%	$31,652,279
Non interest bearing demand	150,632,386	121,270,536	24.21%	$29,361,850
Interest bearing demand	255,910,858	248,506,236	2.98%	$7,404,622
Savings	138,346,324	117,487,476	17.75%	$20,858,848
Time	63,618,779	89,591,820	-28.99%	$(25,973,041)
Subordinated debt (net of unamortized issuance costs)	19,525,746	19,464,870	0.31%	$60,876
Securities sold under agreements to repurchase	18,280,341	17,027,320	7.36%	$1,253,021
Shareholders’ equity	70,053,340	66,691,031	5.04%	$3,362,309
Goodwill and intangible assets (impact on Shareholders’ equity)	1,279,793	1,432,710	-10.67%	$(152,917)
Tangible shareholders’ equity	68,773,547	65,258,321	5.39%	$3,515,226
Shareholders’ equity (average)	70,053,000	66,691,000	5.04%	$3,362,000
Stock data
Market value—last close (end of period)	$14.30	$12.56	13.85%
Dividend payout ratio	44.21%	45.97%	-3.81%
Book value (end of period)	11.74	11.32	3.71%
Tangible book value	11.53	11.08	4.06%
Market price to book value	121.81%	110.95%	9.78%
Market price to tangible book value	124.02%	113.36%	9.41%
Key performance ratios
Return on average assets (ROA)	1.31%	1.02%	0.29%
Return on average equity (ROE)	13.31%	10.62%	2.69%
Net interest margin (federal tax equivalent)	3.57%	3.58%	-0.01%
Interest expense to average assets	0.39%	0.78%	-0.39%
Total allowance for loan losses
to nonaccrual loans	143.66%	338.56%	-194.90%
Total allowance for loan losses
to total loans	0.89%	1.18%	-0.29%
Nonaccrual loans to total loans	0.62%	0.35%	0.27%
Nonaccrual assets to average assets	0.46%	0.33%	0.13%
Net charge-offs to average loans	0.03%	0.07%	-0.04%
Equity to assets at period end	9.59%	9.63%	-0.04%